Exhibit 99.1

           Infectious Disease Expert Joins VaxGen's Board of Directors

      BRISBANE, Calif. - October 22, 2004 - VaxGen, Inc. (VXGN.PK) announced today that Myron M. Levine, M.D., the Co-Founder and Director of the University of Maryland School of Medicine's Center for Vaccine Development (CVD), has joined VaxGen's Board of Directors. Dr. Levine is expected to play an important role in advising the company as it launches large-scale clinical studies and advances its product candidates through licensure and into international markets, if and when the products complete clinical development and are approved for sale.

      As the Co-Founder and Director of the University of Maryland School of Medicine's CVD, Dr. Levine, 60, has overseen a wide range of research programs, clinical evaluations, and large-scale field studies in infectious disease. These include the development and evaluation of biodefense, childhood, and geriatric vaccines and related products funded by the National Institutes of Health and the Bill and Melinda Gates Foundation. The University of Maryland School of Medicine's CVD is one of eight academic institutions designated by the U.S. Department of Health and Human Services as the lead institution of a Regional Center of Excellence for Biodefense and Emerging Infectious Diseases Research. Dr. Levine is also professor of medicine, pediatrics, epidemiology and preventive medicine, and microbiology and immunology at the University of Maryland's School of Medicine.

      Dr. Levine is the primary editor of New Generation Vaccines, widely considered one of the most authoritative sources in the vaccines field. The recently published third edition includes chapters coauthored or authored by Lance K. Gordon, Ph.D., VaxGen's President and CEO; Michel Greco, a VaxGen director; and Piers Whitehead, the company's Vice President of Corporate and Business Development.

      "Dr. Levine is a pioneer in the fields of vaccinology and infectious disease," Gordon said. "His lifelong commitment to the control of infectious diseases and decades of experience and leadership afford him a multi-dimensional perspective of the issues and challenges that face vaccine development and delivery, and we look forward to his insight and guidance as a VaxGen board member."

      In addition to nearly four decades of experience in infectious diseases field, Dr. Levine has served on numerous national and international vaccine committees, including as a member of the World Health Organization's (WHO) Global Programme for Vaccines and Immunization Steering Committee on New Vaccine Approaches. From 2000 to 2002 he co-chaired the Global Alliance for Vaccines and Immunization (GAVI) Task Force on Research and Development.

      "I am impressed with how rapidly VaxGen has grown and the progress it has made in establishing itself in the field of biodefense vaccines," Dr. Levine said. "The company has an impressive management team, and I look forward to working with them as the company advances its anthrax and smallpox vaccine candidates while simultaneously expanding into non-biodefense products."

      Dr. Levine holds an M.D. from the Medical College of Virginia and a Diploma in Tropical Public Health (D.T.P.H) with Distinction from the London School of Hygiene and Tropical Medicine.


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      VaxGen's Board of the Directors has granted Dr. Levine a nonqualified stock option for 30,000 shares of the company's common stock with an exercise price per share of $ 12.27, the last reported sales price as of the close of business on October 21, 2004. The stock option has a contractual life of 10 years and the shares vest in equal monthly installments over four years.

      Because the company's stock is not currently quoted on Nasdaq, the company has granted the option outside the 1998 Directors' Stock Option Plan on terms substantially similar to grants made to employees under the Plan. The grant was made in compliance with Nasdaq Rule 4350(i)(1)(A)(iv).

      About VaxGen, Inc.

      VaxGen, Inc. is a biopharmaceutical company engaged in the development, manufacture and commercialization of biologic products for the prevention and treatment of human infectious diseases. Based in Brisbane, Calif., the company is developing vaccines against anthrax and smallpox. VaxGen is the largest shareholder in Celltrion, Inc., a joint venture formed to build operations for the manufacture of biopharmaceutical products.

      For more information, please visit the company's web site at: www.vaxgen.com.

      Note: This press release contains "forward-looking statements" within the meaning of the federal securities laws. These forward-looking statements include without limitation, statements regarding the Company's ability to develop its existing and vaccine candidates and its ability to develop new product candidates. These statements are subject to risks and uncertainties that could cause actual results and events to differ materially from those anticipated. Reference should be made to Item 1 of the company's Annual Report on Form 10-K filed by VaxGen on March 30, 2004, under the heading "Additional Business Risks" for a more detailed description of such risks. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date of this release. VaxGen undertakes no obligation to update publicly any forward-looking statements to reflect new information, events, or circumstances after the date of this release except as required by law.

Contacts:

Media Relations:
Kesinee Angkustsiri Yip
Associate Director, Corporate Communications
650-624-2304

Investor Relations:
Lance Ignon
Vice President, Corporate Affairs
650-624-1041